EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                (In thousands, except Earnings per Common Share)

                                                          Three Months Ended
                                        September 30, 1997                 September 30, 1996
                                        ------------------                 ------------------
Net income                                   $  328                              $  203
Average Shares outstanding                    1,488                               1,479
Earnings per Common Share                    $ 0.22                              $ 0.14

                                                          Nine Months Ended
                                        September 30, 1997                 September 30, 1996
                                        ------------------                 ------------------
Net income                                   $  992                              $  445
Average Shares outstanding                    1,482                               1,479
Earnings per Common Share                    $ 0.67                              $ 0.30